Exhibit 99.1

Loren E. Hunter Named Chief Credit Officer at American River Bank

Sacramento, CA, May 1, 2014 – American River Bankshares [NASDAQ – GS: AMRB], the parent company of American River Bank, today announced that Loren E. Hunter has been named Executive Vice President and Chief Credit Officer.

“Loren brings both depth and range of experience to American River Bank,” said David T. Taber, President and CEO of American River Bankshares. “He not only has strong credit skills but a background in relationship management, making him an ideal fit for our results-oriented and collaborative Commercial Banking team.”

Mr. Hunter has over 28 years of industry experience, most recently spending seven years as Vice President, Regional Credit Officer at Rabobank. He has also served in various credit and relationship management roles with Bank of the West, Citibank, California Bank & Trust and Bank of America. Mr. Hunter has a B.A. in Economics from Stanford University.

About American River Bankshares

American River Bankshares [NASDAQ-GS: AMRB] is the parent company of American River Bank, a regional bank serving Northern California since 1983. We give business owners more REACH by offering financial expertise and exceptional service to complement a full suite of banking products and services. Our honest approach, commitment to community and focus on profitability is intended to lead our clients to greater success. For more information, call (800) 544-0545 or visit AmericanRiverBank.com.

Forward-Looking Statements

Certain statements contained herein are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934 and subject to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties. Actual results may differ materially from the results in these forward-looking statements. Factors that might cause such a difference include, among other matters, changes in interest rates, economic conditions, governmental regulation and legislation, credit quality, and competition affecting the Company’s businesses generally; the risk of natural disasters and future catastrophic events including terrorist related incidents; and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent reports filed on Form 10-Q and Form 8-K. The Company does not undertake any obligation to publicly update or revise any of these forward-looking statements, whether to reflect new information, future events or otherwise, except as required by law.

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